Exhibit 10.1

$110,000	February 28, 2019

ORIGINAL ISSUE DISCOUNT PROMISSORY NOTE

FOR VALUE RECEIVED, Hash Labs Inc., a Nevada corporation (the “Company”) hereby promises to pay to Lyle Hauser (“Holder”), in lawful money of the United States of America, the principal sum of One Hundred Ten Thousand Dollars ($110,000), on March 31, 2019 (the “Maturity Date”).

This Note is being issued for an original issue discount, such that the Holder has paid $100,000 for this Note. This Note will not bear interest, except that, commencing on the date following the Maturity Date, this Note will bear interest at the rate of 9% per year, calculated on the basis of a 360-day year, and will accrue daily.

The Company shall have the right to prepay, at any time and from time to time without premium or penalty, the entire unpaid principal balance of this Note or any portion thereof.

This Note shall be governed by and construed in accordance with the internal laws of the State of Nevada. Holder and Company hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the County of New York over any dispute relating to this Note and Company and Holder each hereby irrevocably agree that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts.

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed as of the day and year first above written.

Hash Labs Inc.

By:	/s/ J. Mark Goode
Name:	J. Mark Goode
Title:	Chief Executive Officer